Exhibit 10.34

AMENDED AND RESTATED

BUILD TO SUIT

INDUSTRIAL LEASE AGREEMENT

THIS AMENDED AND RESTATED BUILD TO SUIT INDUSTRIAL LEASE AGREEMENT (the “Lease”) is made as of the 17th day of March, 2000, between INDUSTRIAL REALTY PARTNERS, LLC, a Tennessee limited liability company (the “Lessor”), as Lessor, and IMPERIAL GROUP, L.P., a Delaware limited partnership (the “Lessee”), as lessee.

WHEREAS CHI NU DEAL I, L.L.C., a Tennessee limited liability company, and Lessee entered into a certain Build to Suit Industrial Lease Agreement dated as of the 29th day of April, 1999 and such Lease Agreement was assigned to Lessor by assignment dated as of the July 2, 1999;

WHEREAS, the Lessor and Lessee hereby desire to amend and restate such Lease Agreement as set forth herein;

WHEREAS, CHFAB Management, Inc.  (formerly Imperial Fabricating Company of Tennessee, Inc.), a Tennessee corporation (the “Existing Plant No, 1 Lessor”) and Lessee entered into that certain Industrial Lease dated as of April 29, 1999 for the building and land located at 3301 Highway 76, New Deal, Tennessee (the “Existing Plant No. 1 Lease”);

WHEREAS, CHFAB Management, Inc.  (formerly Imperial Fabricating Company of Tennessee, Inc.), a Tennessee corporation (the “Existing Plant No. 2 Lessor”) and Lessee entered into that certain Industrial Lease dated as April 29, 1999 for the building and land located at 3278 Highway 76, New Deal, Tennessee (the “Existing Plant No. 2 Lease”);

WHEREAS, the Existing Plant No. 1 Lessor and the Existing Plant No. 2 Lessor are hereinafter collectively referred to as the “Existing Plant Lessors”; (the “Existing Plant No. 1 Lease and the Existing Plant No. 2 Lease are hereinafter collectively referred to as the “Existing Plant Leases”); (and the buildings and land leased pursuant to the Existing Plant Leases are hereinafter collectively referred to as the “Existing Plants”);

WHEREAS, the Lessor has identified and acquired a new site in Tennessee (the “Kirby Road Site”) for the purpose of constructing thereon a new manufacturing facility containing approximately 230,000 square feet to be used by Lessee for the Permitted Use herein below defined (the “New Facility”), which Kirby Road Site and New Facility will be leased to Lessee pursuant to this Lease in substitution for the Existing Plants, all as more fully set forth herein below;

WHEREAS, Imperial Fabricating Company of Tennessee, Inc., a Tennessee corporation (“IFC”), Fleet Design, Inc., a Tennessee corporation (“Fleet”, and together with IFC, the “Companies”), Imperial Group, Inc., a Tennessee corporation (“Group”), Fred D. Culbreath and Joseph A. Hicks, the shareholder of Group (the “Imperial Shareholders”, and together with the Companies and Group, the “Sellers”), entered into a certain asset purchase agreement (the “Asset Purchase Agreement”) dated March 22, 1999 with Transportation Technologies Industries, Inc. (formerly Johnstown America Industries, Inc.), a Delaware corporation (“Johnstown”) and Lessee

(Johnstown and Lessee, collectively, “Buyer”), and pursuant to such asset purchase, all of the parties thereto, together with Lessor, have executed a Tennessee Plant Escrow Agreement, pursuant to which Sellers have segregated certain funds in the amount of $5,000,000.00 which are to be held and disbursed in accordance with the Tennessee Plant Escrow Agreement (the “Tennessee Plant Escrow”), a copy of which is attached hereto and made part hereof as Exhibit A;

NOW, THEREFORE, for and in consideration of Ten and no/100 Dollars, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.             INCORPORATION OF RECITALS.

The recitations set forth above are incorporated herein as if set forth herein verbatim.

2.             ACQUISITION OF KIRBY ROAD SITE.

Lessor has acquired the Kirby Road Site with the approval of the Lessee and has begun construction of the New Facility in accordance with Plans and Specifications dated the 27th day of October, 1999 (herein the “Final Plans and Specifications”) all as approved by the Lessee.

In the event of the death of both of the Imperial Shareholders during either the Process or the Completion of Lessor’s Improvements in accordance with the terms and provisions governing such completion as herein below set forth, then and in such event, upon forty five (45) days prior written notice from Lessee to Lessor (and, provided, however, that Lessor has not within the aforesaid forty five (45) day period found a successor individual reasonably acceptable to continue to administer the Process or completion of Lessor’s Improvements, as applicable), Lessee shall have the right to designate three proposed representatives as it in its reasonable discretion deems appropriate to administer the completion of the Process or Lessor’s Improvements, as applicable, and Lessor shall promptly select one of the three individuals as the selected representative to continue to administer the completion of the Process or Lessor’s improvements, as applicable.

3.             DEMISE OF LAND AND BUILDINGS.

Effective as of August 25, 1999, Lessor does hereby demise and let to Lessee, and Lessee shall be deemed to lease from Lessor, the Kirby Road Site (hereinafter referred to as the “Land”), together with all improvement located on and to be constructed thereon (the “Improvements”) (including but not limited to Lessor’s Improvements, as defined herein below), and all other improvements, machinery, equipment and other property, real, personal or mixed (except Lessee’s trade fixtures) actually or constructively attached to said Land or intended to be used with the operation of said Improvements, together with all additions, alterations and replacements thereof (hereinafter collectively referred to as the “Building”).  The Land and Building which exist from time to time are hereinafter referred to as the “Premises”.  The legal description of the Land is attached hereto as Exhibit A-1.

4.             TERM.

A.            Initial Term.  Upon Substantial Completion of Lessor’s Improvements, Lessee shall thereafter use commercially reasonable efforts to relocate from the Existing Plants to the Premises within a commercially reasonable time such majority of Lessee’s machinery, equipment and other trade fixtures as will enable Lessee to commence operations at the Premises of the business operations previously conducted at the Existing Plants.  Upon Substantial Completion, the obligations of the Lessee under this Lease, except for the payment of the Rent (as herein defined) shall begin.  The Initial Term of this Lease shall begin upon the date of Substantial Completion and shall end Fifteen (15) years from the date of Commencement of Operations as set forth in Exhibit A-2 attached hereto (referred to herein as the “Commencement Date”).  The initial term of the Lease, as set forth above, is sometimes hereinafter referred to as the “Initial Term”.  Except as set forth on Exhibit A-2, Lessee shall not be liable to Lessor for the payment of Base Rent, Additional Rent (as such terms are hereinafter defined) or the payment of any other obligation to be paid by Lessee until the Commencement Date.

B.            Options To Renew.  Lessee shall have the right, subject to the provisions hereinafter provided, to extend the term of this Lease for two (2) periods of five (5) years each (each, a “Renewal Term”), on the terms and provisions of this Subparagraph provided:

(i)                                     this Lease is in full force and effect and Lessee is not in default in the performance of any of the terms, covenants and conditions herein contained, in respect to which notice of default has been given hereunder which has not been or is not being remedied in the time permitted in this Lease, at the time of exercise of the right of renewal and at the time set for commencement of the Renewal Term, but Lessor shall have the right at its sole discretion to waive the non-default conditions herein;

(ii)                                  that each such Renewal Term shall be upon the same terms, covenants and conditions as provided in this Lease; provided, however, annual Base Rent for the Premises for the particular Renewal Term shall be at the then current Fair Market Rental Rate (as determined in accordance with paragraph (iv) below); provided further, however, the Base Rent for each such Renewal Term shall in no event be less than the Base Rent rate (exclusive of temporary abatement) payable by Lessee immediately prior to commencement of each such Renewal Term.  Upon determination of the Base Rent rate for each such Renewal Term, the parties shall execute an amendment to this Lease to establish and evidence such Base Rent rate;

(iii)                               Lessee shall exercise its right to each of the Renewal Terms provided herein, if at all, by notifying Lessor in writing of its election to exercise the right to renew the terms of this Lease for the then applicable Renewal Term at least one hundred eighty (180) days prior to the commencement date of the then applicable Renewal Term;

(iv)                              Lessee’s Base Rent during each Renewal Term shall be an amount equal to the Fair Market Rental applicable to each Renewal Term, determined as hereinafter set forth.  Within ninety (90) days after Lessor receives Lessee’s notice of election to renew (“Negotiation Period”), Lessor shall, by written notice to Lessee, deliver Lessor’s determination of “Fair Market Rental Rate” for the Leased Premises.  The term “Fair Market Rental Rate” as used herein shall mean an amount equivalent to the then current fair market rate of rentals received per month in the general market area in which the Leased Premises are located for a similar period of time and for buildings of comparable characteristics, including but not limited to, comparable lease terms, age, condition and classification and for a similar use of equal quality and with a location providing similar accessibility to the public.  In the event that Lessee does not accept Lessor’s determination of the Fair Market Rental for the Renewal Term, Lessee may either elect to withdraw its renewal notice or elect to have Lessor and Lessee each, within ten (10) days after the expiration of the Negotiation Period, select an appraiser, each of whom shall be an MAI-certified real estate appraiser with at least 5 years’ experience in the commercial leasing market who shall determine the Fair Market Rental for the Leased Premises in accordance with this subsection.  The appraisers shall be instructed to complete the appraisal procedure independently and to submit their written determinations to Lessor and Lessee within thirty (30) days after their appointment.

In the event that the higher determination of the Fair Market Rental submitted by one of the appraisers is equal to or less than 110% of the determination of the Fair Market Rental submitted by the other appraiser, the Fair Market Rental shall be the average of such determinations.  If the determination of the Fair Market Rental submitted by one of the appraisers is greater than 110% of the determination of the Fair Market Rental submitted by the other appraiser, the appraisers shall, within ten (10) days of notice from Lessor or Lessee, appoint a third appraiser with similar qualifications to make a determination of the Fair Market Rental.  In the event that the two (2) appraisers cannot agree as to the selection of the third appraiser within five (5) days after Lessor or Lessee has requested that they do so, either party may request that the local Board of Realtors (or any successor organization) appoint the third appraiser, which appointment shall be made within ten (10) days after Lessor or Lessee have made such a request.  The third appraiser shall be instructed to select the appraisal of either Lessor or Lessee which, in such appraiser’s opinion, most accurately reflects Fair Market Rental and to submit a written determination thereof to Lessor and Lessee within thirty (30) days after such appraiser’s appointment, which determination shall be final and conclusive of Fair Market Rental.  Lessor and Lessee shall each bear the costs of their respective appraisers.  The expenses of the third appraiser shall be borne one-half (½) by Lessor and one-half (½) by Lessee; and

(v)                                 Lessor and Lessee shall promptly execute an amendment confirming the terms and provisions of the extension as outlined herein.

5.             RENT:

A.            Base Rent.  In consideration of leasing the Premises and construction of the Lessor’s Improvements, Lessee covenants to pay as and for base rent (the “Base Rent”), subject to adjustment as set forth below, an amount per annum equal to the product obtained by multiplying the applicable Rental Rate by the Rentable Square Feet (as defined herein) of Lessor’s Improvements (as defined herein below).  The applicable Rental Rate shall be as follows:

(i)                                     For the period prior to the Commencement Date as set forth on Exhibit A-2;

(ii)                                  For the first year of the Initial Term, beginning with the Commencement Date, the applicable Rental Rate shall be $2.25;

(iii)                               For the second year of the Initial Term, the applicable Rental Rate shall be $2.50;

(iv)                              For each subsequent year of the Initial Term, subject to the adjustments set forth below the applicable Rental Rate shall be $3.00.

All Base Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term hereof, except that Base Rent for any partial calendar month shall be prorated based on the number of days in such month, and Base Rent for the first month of the Term shall be paid on the Commencement Date.  The Rentable Square Feet of the Lessor’s Improvements is approximate and is subject to measurement promptly following the Commencement Date at which time Base Rent and other charges shall be adjusted to reflect such measurement (it being understood that the Base Rent set forth in this Paragraph 5 is based on dollars per square foot).  In the event of a dispute as to the rentable square feet of the Lessor’s Improvements and the amount of Base Rent due from Lessee under the provisions of this Lease, the number of rentable square feet (“Rentable Square Feet”) shall be determined by a qualified engineering firm or architect mutually acceptable to Lessor and Lessee applying the Building Owners and Managers Association (“BOMA”) standards for similar properties (or if a BOMA standard is not available, another nationally recognized standard selected by Lessee).  The cost of such determination shall be borne equally by the parties; provided, however, in no event shall the Rentable Square Feet exceed that which Lessee approved on the Final Plans and Specifications together with any Change Orders (as such terms are herein defined) for Lessor’s Improvements.  Pending resolution of such dispute, all monies billed by Lessor to Lessee shall be paid based upon the Rentable Square Feet contemplated by such Final Plans and Specifications subject to reimbursement or credit after such final determination has been made.

B.            Adjustments to Base Rent.  On the first day of the sixth year of the Initial Term and on the first day of each subsequent year of the Initial Term, the Base Rent shall be adjusted by the lesser of (y) the cumulative increase or decrease from the Commencement Date to the Sixth (6th) Anniversary and each subsequent anniversary date, as applicable, of the Commencement Date, as relevant, in the Consumer Price Index for the City of New York, Urban Wage Earners and Clerical Workers, all items (1982-84 = 100) as published by the Bureau of Labor statistics, United States Department of Labor, or any reasonably similar index to the extent the foregoing index at any time ceases to be published or readily available (the “CPI Changes”); or (z) one hundred ten percent (110%) of the prior year’s Base Rent.

6.             LESSOR’S IMPROVEMENTS:

Lessor agrees to cause to be furnished at Lessor’s sole cost and expense all of the material, labor, and equipment for the construction on the Land of the improvements in accordance with the Final Plans and Specifications dated October 27, 1999, with such change orders as approved by Lessor and Lessee (herein the “Lessor’s Improvements”), and shall be referred to as the “Lessor’s Improvements”.  In addition, Lessor has entered into a Design/Build Agreement dated the 30th day of November, 1999 with Dooley & Mack Constructors, Inc.  (herein the “Design/Builder”), Lessor shall be responsible for:

(i)            supervising the Design/Builder during construction; and

(ii)                                  submitting all of the Monthly Draw Documentation required pursuant to the Tennessee Plant Escrow.

Lessor shall cause Lessor’s Improvements to be constructed in a good and workmanlike manner in accordance with the Final Plans and Specifications and Lessor agrees to cause the construction thereof to be completed in accordance with all applicable restrictive covenants or similar agreements to which the Premises are subject and in accordance with the applicable building and fire code as it is presently interpreted and enforced by the governmental bodies having jurisdiction thereof.  Lessor shall cause to be obtained, at its expense, all building permits required for the construction of Lessor’s Improvements.  In the event Lessee desires changes in the Lessor’s Improvements, Lessee shall notify Lessor of such request and follow the procedures set forth in Subparagraph C hereinafter.  Lessor shall incur the costs of any Change Order to the extent the aggregate cost of acquisition of the Land and construction of Lessor’s Improvements following such change order is equal to or less than Five Million and 00/100 Dollars ($5,000,000.00).  The cost of any Change Order requested by Lessee resulting in a project cost in excess of such amount shall be allocated and paid by Lessee.  Lessee shall pay to Lessor all increased costs or direct (and not consequential) damages actually incurred by Lessor attributable to Lessee Delays (including those Lessee Delays attributable to changes ordered in the work by Lessee).  For purposes of this paragraph, “Lessee Delays” shall mean any one or more delays caused by any act or neglect of Lessee, or those acting for or under Lessee, or by any separate contractor employed by Lessee or by changes ordered in the work by Lessee, or by Lessee’s failure to respond within ten (10) business days to a request by Lessor to specify details, layouts, selections or other information required by Lessor in connection with Lessor’s causing the construction of Lessor’s Improvements or the failure of Lessee to take possession of or to occupy the Premises or take other actions on or after the date Lessor’s Improvements are substantially complete and ready for occupancy by Lessee, the result of which is to delay issuance of a certificate of occupancy for the Premises.  Lessor shall notify Lessee of any Lessee Delay within five (5) business days after the occurrence of such event.  In the event Lessee delivers a timely and complete response to a Lessor request by providing the information so requested within the five (5) business day period specified in this Lease, no Lessee Delay shall occur as a result of such request by Lessor.

A.            Delivery Date; Excused Delay; Substantial Competition.  (a) Lessor shall cause the Contractor to diligently proceed with the construction of the Lessor’s Improvements and substantially complete the same (as defined in this Paragraph) and on or before June 1, 2000 (the “Delivery Date”); provided, however, if Contractor is delayed at any time in the progress of constructing the Lessor’s improvements by any Lessee Delay or by any labor disputes, casualties, acts of God or the public enemy, governmental embargo restrictions, inability to obtain building materials at reasonable costs, action or non-action of public utilities, or of local, state or federal governments affecting the work, or other causes beyond Contractor’s reasonable control (such delays are each hereinafter referred to as an “Excused Delay”), then the Delivery Date shall be extended for the additional time caused by such Excused Delay.  The parties agree that shortages of fuel or labor shall not be Excused Delays.  Lessor shall cause Contractor to notify Lessee of any conditions or circumstances which constitute an Excused Delay within five (5) days after the occurrence of such Excused Delay, and shall cause to be specified as soon as possible thereafter the number of days delay resulting from such conditions or circumstances (the “Delay Period”).  In the case of a continuing cause of delay, only one notice by Contractor shall be required, except that in the event the cause for delay is weather related, Lessor shall cause Contractor to give Lessee updates at reasonable times.  In the event Lessor fails to cause the Contractor to substantially complete the Lessor’s Improvements (other than the weather sensitive work as described above) by the Delivery Date (subject to Extension for an Excused Delay equal to the number of days in any Delay Period), then in lieu of all other rights and remedies available to it under law and equity, Lessee may, upon written notice to Lessor delivered within ten (10) business days after such failure to deliver, elect to: (i) terminate the Lease whereupon the Lease shall terminate without prejudice to either party’s rights or remedies; or (ii) to extend such date for a period of days as agreed by Lessor and Lessee (“Extended Delivery Date”); or (iii) draw from the Tennessee Plant Escrow for the purpose of completing Lessor’s Improvements such portion of the Escrow Deposit as is necessary therefor (such draws to be used solely for such purpose).  For all purposes under this Lease, the Lessor’s Improvements shall be considered substantially completed, and the date of “Substantial Completion” shall mean the date that the municipality having jurisdiction thereof issues a preliminary or permanent certificate of occupancy (whichever occurs first) permitting Lessee to occupy and use the Lessor’s Improvements (except for weather sensitive work such as exterior painting, landscaping and asphalt wearing course which will be completed as soon as reasonably can be accomplished) or takes such other action as may be customary in such municipal jurisdiction to permit occupancy and use thereof.

B.            Lessee’s Acceptance of Premises.  Within a period of 30 days after the Commencement Date, Lessee shall notify Lessor, in writing, of all portions of the Lessor’s Improvements which are incomplete and Lessor shall forthwith cause such items to be completed, and in any event, within thirty (30) days (weather permitting) after written notice from Lessee (and in the case of weather-sensitive items, promptly complete same when weather permits).  If not previously delivered in order to have Substantial Completion of Lessor’s Improvements, Lessor shall deliver a final certificate of occupancy for Lessor’s Improvements within thirty (30) days after Substantial Completion of the Lessor’s Improvements unless such failure to obtain same is caused by or the result of a Lessee Delay or unless matters required for issuance are the responsibility of Lessee.

C.            Change Orders.  Lessee may request changes in Lessor’s Improvements consisting of additions, deletions or other revisions, provided that, as set forth in the first paragraph of this Section 6, the cost of any such Change Order requested by Lessee and resulting in a project cost in excess of $5,000,000 shall be allocated and paid by Lessee.  In the event Lessee requests changes, Lessor shall promptly notify Lessee of any costs associated with such changes and/or changes in the Delivery Date.  All such changes in Lessor’s Improvements shall be authorized by a written order to Lessor authorizing a change in the Lessor’s Improvements.  A Change Order shall be signed by Lessor and Lessee if there is an adjustment in the Delivery Date.  The Delivery Date may be changed only by a Change Order.

D.            Lessee as Beneficiary of Contracts.  In order for Lessee to comply with Lessee’s repair and maintenance obligations as set forth herein below, Lessor shall cause Lessee to be named as an additional beneficiary on all warranties and service contracts executed by Lessor or received by Lessor during the construction of Lessor’s Improvements.

E.             Payment of Relocation Costs.  Lessor shall pay to Lessee within thirty (30) days after invoicing any documented out of pocket expenses incurred by Lessee in disassembling moving and reassembling equipment, personal property and trade fixtures from the Existing Plants to the facility constructed as part of Lessor’s Improvements (collectively, the “Relocation Costs”); provided, however in no event shall Relocation Costs include down time at either of the Existing Plants.  In the event Lessor fails to pay such invoices within said time period, Lessee, in addition to any other remedy it may have at law or in equity, may withhold the amount of such invoice from the installments of Rent next becoming due until such invoices are paid.

7.             USE OF PREMISES:

Lessee agrees to use and occupy the Premises as a manufacturing facility with attendant offices and warehouses (“Permitted Use”).

8.             TAXES, INSURANCE, EXPENSES:

Upon Substantial Completion, Lessee shall pay to Lessor, as Additional Rent, the total real estate taxes levied on the Premises and becoming due and payable from and after the date of Substantial Completion in each year of the Term.  Such Additional Rent shall be prorated to reflect the actual Term of the Lease during the first (from and after Substantial Completion) and last Lease years.  Should the State of Tennessee or any political subdivision thereof, or other governmental authority having jurisdiction over the Premises, impose a tax, assessment, charge or fee or increase a then existing tax, assessment charge or fee which Lessor shall be required to pay, either by way of substitution for such real estate taxes, or otherwise, or impose an income or franchise tax or tax on rents in addition to or as a substitution for a general tax levied against the Premises, such taxes, assessments, charges or fees shall be deemed to constitute a real estate tax hereunder.  In the case of special taxes or assessments which may be payable in installments, only the amount of each installment and interest thereon paid during a calendar year shall be included in taxes for that year.

Upon Substantial Completion, Lessee shall pay directly for fire, flood, extended coverage, rent loss, umbrella, public liability and property damage insurance on the Building in each year of the Term, all as more fully set forth in Section 9 herein below.

Lessee will be responsible for all repairs to the Premises, including roof, exterior walls, windows, doors, glass, fixtures, equipment, machinery, appliances, sprinkler system, heating and air conditioning equipment, paving, curbs, sidewalks, landscaping, drainage and lighting facilities, as may from time to time be necessary, painting, caulking, lighting, sanitary control, removal of snow, trash, rubbish, garbage and other refuse (subject to Lessor’s obligation as set forth in Section 13 hereof).

It is intended that the Additional Rent described in Subparagraph A above shall commence as of the Commencement Date and shall be paid to Lessor within thirty (30) days after invoice therefor together with all invoices, documents and other backup data to Lessee as Lessee may reasonably require from time to time to substantiate such invoice (in no event shall Lessee be required to pay its pro rata share of real estate taxes more than ten (10) days prior to the due date for such taxes).

9.             INDEMNITY AND PUBLIC LIABILITY:

Lessee covenants to save Lessor harmless from all loss, liability, cost, expense or damages that Lessor may incur or which may be claimed with respect to any person or persons, corporation, or property on or about the Premises or resulting from any act done or omission by or through the Lessee, its agents, employees, invitees, or any person on the Premises by reason of Lessee’s use.  Notwithstanding the foregoing, Lessee shall have no obligation to save Lessor harmless from any loss, liability, cost or expense arising from Lessor’s sole or partial negligence.

Lessor covenants to save Lessee harmless from all loss, liability, cost, expense or damages that Lessee may incur or which may be claimed with respect to any person or persons, corporation, or property on or about the Premises or resulting from any act done or omission by or through the Lessor, its agents, employees, invitees, or any person on the Premises by reason of Lessor’s ownership or use.  Notwithstanding the foregoing, Lessor shall have no obligation to save Lessee harmless from any loss, liability, cost or expense arising from Lessee’s sole or partial negligence.

Lessee further covenants and agrees to maintain at all times, during the Term of this Lease, comprehensive public liability insurance reasonably satisfactory to Lessor, protecting and Indemnifying Lessor in an amount of not less than One Million Dollars ($1,000,000), combined single limit for bodily injury or property damage.

Lessee further covenants and agrees that it shall keep the Premises insured for the benefit of Lessor in an amount equivalent to the full replacement value thereof (excluding foundation, grading and excavation costs) against:

(a)           loss or damage by fire; and

(b)                                 such other risk or risks of a similar or dissimilar nature as are now, or may in the future be, customarily covered with respect to buildings and improvements similar in construction, general location, use, occupancy and design to the Building, including, but without limiting the generality of the foregoing, windstorms, hail, explosion, vandalism, malicious mischief, civil commotion, and such other coverage as may be deemed necessary by Lessor.

The insurance required to be provided by Lessee under this Lease may be provided in the form of a blanket policy.  Any insurance policy required to be carried by Lessee hereunder shall name Lessor as an additional insured and provide that such policy shall not be canceled without at least fifteen (15) days’ prior notice to Lessor.

During the construction of Lessor’s Improvements, Lessor covenants and agrees to maintain at all times the following insurance: (i) Builder’s Risk Insurance on an “all risks” basis for 100% of the insurable value of all construction work in place or in progress from time to time, insuring the

Project, including materials in storage and while in transit, against loss or damage by fire or other casualty, with extended coverage, “X”, “C” and “U” coverage, vandalism and malicious mischief coverage, bearing a replacement cost agreed amount endorsement; (ii) comprehensive general liability insurance in an amount not less than $1,000,000; and (iii) employer’s Liability Insurance.

During the construction of Lessor’s Improvements, Lessor agrees that such policy or policies of insurance shall contain a waiver of subrogation clause as to Lessee and Lessor waives, releases and discharges Lessee from all claims or demands whatsoever which Lessor may have or acquire arising out of damage to or destruction of the Premises or loss of use thereof occasioned by fire or other casualty, which such claim or demand may arise because of the negligence or fault of Lessee, its agents, employees, customers or business invitees, or otherwise, and Lessor agrees to look to the insurance coverage only in the event of such loss.  Notwithstanding the foregoing, Lessee shall be obligated to pay the rental called for hereunder in the event of damage to or destruction of the Premises if such damage or destruction is occasioned by the negligence or fault of Lessee, its agents or employees.  Insurance premiums paid therein shall not be a portion of the Additional Rent described in Article 5 hereof.

10.          ASSIGNMENT AND SUBLETTING:

A.            Right to Sublease and Assign.  Subject to prior notice and consent of Lessor, which consent shall not be unreasonably withheld, Lessee shall be free to assign, transfer or encumber this Lease and may sublease the Premises or any part thereof without the prior written consent of Lessor; provided, however, that, except as set forth herein below, any such assignment, transfer, or sublease shall not release Lessee from any and all covenants and obligations under this Lease.

B.            Release of Lessee.  If Lessee desires the consent of Lessor to an assignment or subletting, Lessee shall submit to Lessor at least fifteen (15) days prior to the proposed effective date of the assignment or sublease a written notice which includes:

(i)                                     all documentation then available related to the proposed sublease or assignment (copies of final executed documentation to be supplied on or before the effective date); and

(ii)                                  if Lessee is also requesting a release of Lessee, sufficient information to permit Lessor to determine the identity and character of the proposed sublessee or assignee and the financial condition of the proposed assignee.

If Lessee has requested the consent of Lessor in accordance with Section 10(b)(ii), Lessor may, nevertheless, withhold its consent to such assignment or subletting if in the reasonable judgment of Lessor the sublessee or assignee does not have a financial condition to perform its obligations under the proposed assignment or sublease.  Any such withholding of consent by Lessor pursuant to Section 10(B)(ii) shall be evidenced by written notice delivered to Lessee within fifteen (15) days of Lessor’s receipt of the written notice from Lessee submitted in accordance with the requirements of Section 10(B)(ii) above.  In the event of Lessor’s consent to assignment of the Lease pursuant to Section 10(B)(ii), Lessee shall be released from its obligations under this Lease effective upon the date of such assignment.

C.            Exempt Changes, Assignments and Transfers.  Notwithstanding anything contained herein to the contrary, none of the following, or any changes, assignments, or transfers resulting from the following, shall require Lessor’s prior written consent: (i) any transfer or change in ownership interests to heirs or descendants arising out of death of any owner of any ownership interests of Lessee; (ii) a transfer of stock in a public offering of the capital stock of Lessee; (iii) the merger, reorganization, consolidation, or amalgamation of Lessee with a third party or the sale of all or substantially all of the stock or assets of Lessee; or (iv) a transfer to a parent, subsidiary, or “affiliate” of Lessee.  In the event of an assignment or transfer by Lessee of Lessee’s right, title and interest in and to this Lease upon the occurrence of any assignment or transfer as a result of the events described in clauses (iii) and (iv) of the preceding sentence, Lessee shall be released of its covenants and obligations under this Lease effective upon the date of such assignment or transfer provided such transferee or assignee joins in this Lease by an assumption agreement in form reasonably acceptable to Lessor.  An “affiliate” shall mean any trust, corporation, or partnership which owns or controls the majority of the ownership interests of Lessee, either directly or indirectly through other entities.  As used herein, the phrase “ownership interests” shall mean general partnership interests if Lessee is a partnership, and capital stock if Lessee is a corporation.

D.            Mortgage of the Leasehold Only.  Subject to the priority of the liens on the Lessor’s interest in the Premises, at any time and from time to time during the Term of this Lease, Lessee may assign or encumber Lessee’s interest in the leasehold estate created by this Lease by a mortgage or collateral assignment of lease creating a lien upon or security interest in the leasehold estate under this Lease (a “Leasehold Mortgage”) given by Lessee, containing such terms and provisions as Lessee may, in its reasonable discretion, deem fit and proper subject to Lessor’s approval, which approval shall not be unreasonably withheld or delayed.  If Lessee encumbers its leasehold estate by a Leasehold Mortgage, Lessor shall be advised in writing of the name and address of the holder of the Leasehold Mortgage (the “Leasehold Mortgagee”).

11.          SIGNS AND ADVERTISEMENTS:

Lessee may install such signs, billboards or advertisements upon the Premises which are consistent with Lessee’s use of the Premises and applicable Laws (as such term is defined herein below).

12.          MAINTENANCE AND REPAIR BY LESSEE:

Subject to Lessor’s maintenance and repair obligations set forth in Section 13 hereof, Lessee shall be responsible for maintenance of the heating and air conditioning equipment and shall keep the same in good working order and condition, including particularly, but not limited to, protecting water pipes, heating and air conditioning equipment, plumbing, windows, doors, frames, glass, elevators and dock bumpers, fixtures, appliances, and sprinkler system from becoming frozen or being damaged, and shall keep the Premises and the approaches, sidewalks, parking areas, landscaped areas and the alleys adjacent thereto, if any, clean and sightly and free from ice and snow.  Subject to Lessor’s maintenance and repair obligations set forth in Section 13 hereof, at the expiration of the term, Lessee shall surrender the Premises broom clean, in the same condition as Lessee received possession thereof, reasonable wear and tear excepted.

13.          REPAIR AND REPLACEMENT BY LESSOR:

Lessor shall be responsible for the repair of any latent defects arising from the construction of the Building which pertain to the structural portions of the Building including, without limitation, the roof and exterior walls (exclusive of inside surfaces), gutters and downspouts of the Building, the heating and air conditioning equipment, plumbing, windows, doors, frames, glass, elevators and dock bumpers, fixtures, appliances, and sprinkler system, provided, that to the extent any such latent defects are covered by any warranties obtained by Lessor during the Construction of Lessor’s Improvements, the parties hereto shall first attempt to enforce the repair of such latent defects through the use of any such warranties.

14.          LESSOR’S RIGHT OF ENTRY:

Lessor or Lessor’s agent may enter the Premises at reasonable hours upon reasonable prior notice (except in case of emergency) to examine the same and to perform Lessor’s obligations under this Lease,

15.          DAMAGE BY CASUALTY:

In case the Premises or the Building shall be destroyed or shall be so damaged by fire or other casualty as to become unleaseable, then in such event, at the option of the Lessee, the Term hereby created shall cease, from the date of such damage or destruction and Lessee shall surrender the Premises and all interest therein to Lessor, and Lessee shall pay Rent only to the time of such fire or other casualty.  In case Lessee shall not so elect to terminate this Lease, this Lease shall continue in full force and effect and the Lessor shall repair the Premises with all reasonable promptness, placing the same in as good a condition as they were at the time of the damage or destruction, and for that purpose may enter said Premises.  In such event, Rent shall abate in proportion to the extent and duration of unleaseable.

16.          PERSONAL PROPERTY:

Lessee shall maintain insurance on all property of Lessee and any other party which at any time is at or in the Premises, such insurance to be for the full value of such property and to include a waiver of all rights, including subrogation, against Lessor and its agents and employees for damage to such property.

17.          ALTERATIONS:

Lessee shall not make any significant alterations or additions in or to the Premises without the prior consent of Lessor, which consent shall not be unreasonably withheld.  Lessee may make alterations or additions in and to the Premises which are not structural in nature and do not have a material adverse effect on the value of the Building and which are consistent with Lessee’s use of the Premises.

18.          UTILITIES AND SERVICES:

After the date of Substantial Completion, Lessee shall obtain and pay for all electricity, gas, water, fuel and any services or utilities used in or assessed against the Premises including, but not limited to, any charges for the burglar and fire monitoring systems which shall include line and installation charge if necessary.

19.          PUBLIC REQUIREMENTS:

Prior to the date of Substantial Completion, Lessor shall, at its own cost and expense, observe, comply with and execute, all present and future orders, regulations, directions, rules, laws, ordinances and requirements of all Governmental Authorities, (included but not limited to, State, Municipal, County and Federal Governments and their departments, bureaus, boards, and officials)  (collectively, “Laws”), affecting the Premises and Lessee’s use thereof.  Lessor covenants that the Building and the Premises, shall be in compliance with the foregoing Laws as of the date of Substantial Completion.  From and after the date of Substantial Completion, subject to the preceding sentence, Lessee shall, at its own cost and expense, observe, comply with and execute, all Laws affecting the Premises and Lessee’s use thereof; provided, however, if as a result of change in the Laws, Lessee would be required to expend more than $100,000 to make capital expenditures during the final year of the Initial Term or Renewal Term, as applicable, in order to comply with such Laws, Lessor shall be obligated to make any such capital expenditures in excess of $100,000 in order for Lessee to comply with such Laws.

20.          FIXTURES:

All of Lessee’s trade fixtures and all personal property, fixtures, apparatus, machinery and equipment, now or hereafter located upon the Premises, shall be and remain the personal property of Lessee and the same are herein referred to as “Lessee’s Equipment”.  Lessee’s Equipment may be removed from time to time by Lessee; provided, that if such removal shall injure or damage the Premises, Lessee shall repair the damage and place the Premises in the same condition as it would have been if such equipment had not been installed.

21.          EMINENT DOMAIN:

If all or a substantial portion of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain or shall be sold to the condemning authority under threat of condemnation or if a substantial part of the Premises is so taken or sold so that the Premises cannot, after restoration, be economically used for the purpose intended, this Lease shall terminate and the rent shall abate during the unexpired portion of this Lease, effective as of the date of taking of the Premises by the condemning authority.

If less than a substantial part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain or shall be sold to the condemning authority under threat of condemnation or if less than a substantial part of the building is taken or sold so that the Premises can be economically used for the purpose intended, this Lease shall not terminate but Lessor shall, at its sole expense, restore and reconstruct the Building and the Premises to make the same leasable and economically suitable for the intended use of the premises.  Rent payable for the unexpired portion of the Lease term shall be adjusted equitably.

Lessor and Lessee shall each be entitled to receive such separate awards and portions of lump-sum awards as may be allocated to their respective interests in any condemnation proceedings.  The termination of this Lease shall not affect the rights of the respective parties to those awards.

22.          DEFAULT AND REMEDIES:

A.            Default by Lessor.  If Lessor fails to perform any of the terms, covenants, agreements, or conditions on its part to be performed under this Lease and that failure continues uncorrected for 30 days after notice of failure from Lessee, unless otherwise specified in this Lease and subject to the provisions of paragraph D of this section, this Lease may be terminated by Lessee at any time thereafter during the continuance of that default by written notice to Lessor, and Lessee shall be relieved of any and all liability under this Lease.

B.            Default by Lessee.  If at any time or times Lessee: (i) defaults in the payment of the rent reserved or of any part thereof upon the date the same becomes due and payable and any default shall continue for a period of 15 days after any rent is due; (ii) or Lessee fails to pay any other money that may become or fall due or become payable; or (iii) defaults in the due and full observance or performance of any other covenant, provision, or condition under this Lease required to be kept, performed, or observed by Lessee, and if any such default under clauses (ii) and (iii) continues for a period of 30 days after written notice to Lessee thereof unless otherwise specified in this Lease and subject to the provisions of paragraph D of this section, Lessor may at any time during the continuance of such default by written notice to Lessee, declare the term of this Lease terminated.

C.            Certain Transfers by Lessee.  If, during the term of this Lease or any extension or renewal: (i) Lessee makes an assignment for the benefit of creditors; (ii) a writ of execution or attachment is levied against or on the property of Lessee; (iii) any action is taken for the voluntary dissolution of Lessee; (iv) a voluntary or involuntary petition is filed by or against Lessee having for its purpose adjudication of Lessee as a bankrupt, or (v) a receiver is appointed for the property of Lessee by reason of the insolvency or alleged insolvency of Lessee, the occurrence of any such contingency shall be deemed a breach of this Lease and this Lease may, at the election of Lessor, upon the happening of any such contingency, be terminated and declared of no further force and effect, provided, however, that in the event of a contingency of the character mentioned in (ii), (iv), and (v) above, Lessee shall have a period of 90 days after the date of the occurrence of such contingency or contingencies in which to dispose of or eliminate the condition, or procure a dismissal or a stay of any proceeding constituting the contingency, before that contingency shall be deemed a breach of this Lease, and no breach shall exist if that condition is eliminated or disposed of or said proceedings are dismissed or stayed within the 90-day period.

D.            Reasonable Time to Cure Default.  If any default by either party (other than the payment of rent by Lessee) cannot reasonably be remedied within the period of time prescribed in the notice of default and if such party has commenced to remedy the default and diligently pursues such remedy thereafter, then the defaulting party shall have additional time as is reasonably necessary to remedy the default before the Lease can be terminated or other remedies enforced.

E.             Reimbursement of Expenses.  Each party (defaulting party) covenants and agrees that if the other party (terminating party) exercises the right to terminate this Lease as provided in this Lease, the defaulting party will reimburse the terminating party within 30 days from the effective date of termination for all reasonable out-of-pocket expenses incurred by the terminating party in terminating the Lease.  Nothing contained in this Lease shall be deemed to relieve the defaulting party of any other liability arising from any default that has given rise to such right of termination.

F.             Advancement of Funds.  In case either party to this Lease (defaulting party) defaults in the performance of any covenant, condition, or agreement by such party to be performed under this Lease, the other party (other party) may (but shall not be required to) perform the same and any money advanced or expenses incurred in so doing, plus interest at the rate of ten percent (10%) per annum, shall be and become due and owing from the defaulting party to the other party on demand.  If the defaulting party is the Lessee, the amount due shall constitute Additional Rent under this Lease.  If the defaulting party is the Lessor, the Lessee may deduct the amount of all such indebtedness from the rental next coming due.

23.          NOTICES:

Any notice hereunder shall be sufficient if personally delivered, sent by recognized courier or sent by certified mail, addressed to Lessee at the Premises, and to Lessor where Rent is payable.  The effective date of such notice shall be upon delivery if personally served, one (1) day after delivery to a courier if served by courier and three (3) days after delivery of same to the United States Post Office if served by mail.

24.          SUBORDINATION:

Provided Lessor obtains for the benefit of Lessee a subordination, non-disturbance and attornment agreement reasonably satisfactory to Lessee, Lessee hereby agrees to execute from time to time any and all instruments in writing which may be reasonably requested by Lessor to subordinate Lessee’s rights under this Lease to the lien of any mortgage or deed of trust.  Lessee agrees to attorn any ground Lessor, mortgagee or other lien holder which succeeds to Lessor’s interest under this Lease.

25.          SUCCESSORS:

The provisions, covenants and conditions of this Lease shall bind and inure to the benefit of the legal representatives, heirs, successors and assigns of each of the parties hereto.  When used herein Lessor shall mean the party which is from time to time the Lessor under this Lease, and upon transfer of the interest hereunder of a Lessor, such transferor shall have no further liabilities hereunder.  Lessor shall have no personal liability for any agreements or obligations under this Lease, all such personal liability being waived by Lessee on behalf of Lessee and every party claiming by, through or under it.  All liability of Lessor, if any, shall be satisfied only out of and against Lessor’s interest in the Premises and Building.

26.          QUIET POSSESSION:

Lessor represents and warrants that it has full right and power to execute and perform this Lease and to grant the estate demised under this Lease and that it has fee simple estate in the Premises.  Lessor agrees that so long as Lessee complies with all material terms, covenants and conditions herein contained on Lessee’s part to be kept and performed, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without such possession being disturbed or interfered with by Lessor or by any person claiming by, through or under Lessor.

27.          BANKRUPTCY:

Neither this Lease nor any interest therein nor any estate hereby created shall pass to any trustee or receiver in bankruptcy or to any other receiver or assignee for the benefit of creditors by operation of law or otherwise during the Term of this Lease or any renewal thereof.

28.          ENTIRE AGREEMENT:

This Lease contains the entire agreement between the parties, and no modification of this Lease shall be binding upon the parties unless evidenced by an agreement in writing signed by the Lessor and the Lessee after the date hereof.  If there be more than one Lessee named herein, the provisions of this Lease shall be applicable to and binding upon such Lessees, jointly and severally.

29.          ESTOPPEL CERTIFICATE BY LESSEE:

Lessee agrees at any time and from time to time, upon not less than ten (10) days prior written request by Lessor, to execute, acknowledge and deliver to Lessor a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified, and stating the modifications), (ii) the date to which the rental and other charges have been paid in advance, if any, (iii) that Lessor is not in default under any term of this Lease (or if any default exists, Lessee will specify), and (iv) that Lessee is in possession of the Premises and containing such other information or agreements as may be reasonably requested, it being intended that any such statement delivered pursuant to this paragraph, may be relied upon by any prospective purchaser of the fee, or mortgagee or assignee of any mortgage upon the fee, of the Premises.

30.          ESTOPPEL CERTIFICATE BY LESSOR:

Lessor agrees at any time and from time to time, upon not less than ten (10) days prior written request by Lessee, to execute, acknowledge and deliver to Lessee a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified, and stating the modifications), (ii) the date to which the rental and other charges have been paid in advance, if any, (iii) that Lessee is not in default under any term of this Lease (or if any default exists, Lessor will specify), and (iv) that Lessee is in possession of the Premises and containing such other information or agreements as may be reasonably requested, it being intended that any such statement delivered pursuant to this paragraph.

31.          ENCUMBRANCES:

Subject to Lessor’s obligations in Sections 24 and 26 of this Lease, this Lease and all of Lessee’s rights hereunder are subject and subordinate to any mortgage hereafter placed upon Lessor’s interest in the Premises.  Lessee shall not perform any act which shall in any way encumber the title of Lessor in and to the Premises or the Building, nor shall the interest or estate of Lessor in the Premises or the Building be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by

Lessee.  Any claim to, or lien upon, the Premises or the Building arising from any act or omission of Lessee shall accrue only against the leasehold estate of Lessee and shall be subject and subordinate to the paramount title and rights of Lessor in and to the Premises or the Building.

32.          JANITORIAL SERVICE AND GARBAGE REMOVAL:

Lessee at its own expense shall provide its own janitorial service and garbage removal.

33.          SURRENDER OF POSSESSION:

Upon termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon termination of Lessee’s right to possession of the Premises, Lessee will surrender and deliver the Premises to Lessor broom clean in the same condition which the Lessee received possession, reasonable wear and tear and loss due to fire or other casualty excepted.

Upon termination, Lessee may remove Lessee’s fixtures, provided any damage caused by removal of Lessee from the Premises, including any damage caused by removal of Lessee’s fixtures shall be repaired and paid for by Lessee.  In the event Lessee does not remove Lessee’s fixtures and all Lessee’s personal property from the Premises within a reasonable time, then Lessee shall be presumed to have conveyed the same to Lessor under this Lease as a bill of sale without further payment or credit by Lessor to Lessee.

34.          ENVIRONMENTAL MATTERS:

Lessee agrees that it will use, handle, treat, transport, store and dispose of any Hazardous Substances (as hereinafter defined) in accordance with the requirements of all applicable Environmental Laws.

Lessee does hereby agree to indemnify, defend and hold harmless Lessor and its agents and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any use, handling, treatment, storage, transport, deposit, spill, discharge or other release of Hazardous Materials that occurs during the Term of this Lease, at or from the Premises, or which arises at any time from Lessee’s use or occupancy of the Premises, or from Lessee’s failure to provide all information, make all submissions, and take all steps required by all applicable governmental authorities.  Lessee’s obligations and liabilities under this Section 34 shall survive the expiration of this Lease.

Lessor warrants and represents that during Lessor’s ownership of the Premises, any use, storage, treatment, or transportation of Hazardous Substances which has occurred in or on the Premises prior to the Commencement Date (the “Indemnity Period”) has been in compliance with all applicable Environmental Laws.  Lessor additionally warrants and represents that no release, leak, discharge, spill, disposal, or emission of Hazardous Substances has occurred in, on, or under the Premises during the Indemnity Period and that the no Hazardous Substances were introduced to the Premises during the Indemnity Period.

Lessor does hereby agree to indemnify, defend and hold harmless Lessee and its agents and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any use, handling, treatment, storage, transport, deposit, spill, discharge or other release of Hazardous Substances that occurred during the Indemnity Period, at or from the Premises, or from Lessor’s failure to provide all information, make all submissions, and take all steps required by all applicable Governmental Authorities during the Indemnity Period.  Lessor’s obligations and liabilities under this Section 35 shall survive the expiration of this Lease.

If at any time during the term of this Lease, either party shall become aware of the presence of any Hazardous Substances on the Premises, or any fact, circumstance, claim, potential claim or other situation which could lead to liability under any Environmental Law, provided such fact, circumstance, claim, potential claim or other situation is not the result of an act or failure to act by Lessee, Lessee shall have the right to terminate this Lease with no further liability or obligation hereunder.

“Hazardous Substances” means any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wasters, radon gas or related materials; (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed, identified or regulated as a “Solid Waste”, “Hazardous Waste” or “Hazardous Substance” thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

“Environmental Laws” means any and all Laws relating to the environment or worker health or safety, including ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wasters (including Solid Wastes, Hazardous Wasters or Hazardous Substances) or noxious noise or odor into environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including, without limitations, petroleum, petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorofluorocarbons (including chlorofluorocarbons-12) or hydrochlorofluorocarbons).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, pouring, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

“Governmental Authority” means (a) any law, statute, code, ordinance, order, rule, regulation, judgment decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect, and as then may be interpreted by applicable Governmental Authorities, at that time, or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

35.          BROKERS:

Each party represents to the other that it has not dealt with any real estate broker, agent or finder in connection with this Lease transaction.

36.          PURCHASE OPTION:

In the event Lessor offers the Premises for sale, during the Initial Term or any Renewal Term of this Lease, it shall provide written notice of such offer to Lessee.  Lessee shall have the exclusive right for a period of sixty (60) days from the date of such offer to negotiate with the Lessor a purchase of the Premises at the offered price or such other price as the parties may mutually agree.  In the event that the Lessee does not enter into a binding contract to purchase the Premises during such sixty (60) day period, then, subject to Lessee’s right of first refusal in Section 37 hereof, the Lessor shall have the right to sell the Premises to a third party upon terms and conditions acceptable to the Lessor.

37.          RIGHT OF FIRST REFUSAL:

Lessee shall have the right of first refusal of the Premises as hereinafter in this Article set forth.  If at any time during the Term, Lessor shall receive a bona fide offer, other than at public auction, from a third person, who does not have the power of eminent domain, for the purchase of the Premises, which offer Lessor shall desire to accept, Lessor shall promptly deliver to Lessee a copy of such offer, and Lessee may, within thirty (30) days thereafter, elect to purchase the Premises on the same terms and price as those set forth in such offer.  If Lessee shall not accept such offer within the time herein specified therefor, said right of refusal shall cease to exist, but this Lease shall continue otherwise on all the other terms, covenants, and conditions in this Lease set forth.  This right of refusal shall be inapplicable to a transfer, by way of sale, gift, or devise, including a trust, to or for a party related to Lessor, or to any transfer from one such related party to another, but shall apply to any transfer to any other unrelated third person or entity.  For the purpose of this Article, if the then owner of the Premises or the beneficial interest in a land trust holding title to the Premises shall be an individual, a related party shall include: (i) a wife, lineal descendant or spouse of such descendant, ancestor or sibling (whether by the whole or half blood); (ii) a partnership or limited liability company of which such owner is a member; (iii) a joint ownership in common, which includes the then owner of the Premises; or (iv) a corporation, the majority of whose securities is owned by the owner of the Premises or any one or more of the foregoing parties.  If the then owner of the Premises shall be a corporation, a related party shall include an affiliate, subsidiary or parent corporation, a successor by merger or consolidation, or the holder or holders of the majority of the securities of such corporation.  If the Premises shall be conveyed to the Lessee under this right of first refusal, any prepaid rent shall be apportioned and applied on account of the purchase price.

38.          MEMORANDUM OF LEASE:

On the Commencement Date, the parties hereto agree to execute and deliver to each other a Memorandum of Lease, Purchase Option and Right of First Refusal, in recordable form, setting forth the following: (i) the date of this Lease; (ii) the Commencement Date of this Lease; (iii) the parties to this Lease; (iv) the Initial Term and Renewal Term options; (v) the legal description of the Premises; (vi) Lessee’s purchase option and right of first refusal rights; and (vii) any such other matters reasonably requested by Lessor and Lessee to be stated therein.

39.          APPLICABLE LAW:

This Lease shall be governed by the laws of the State of Tennessee.  All covenants, conditions and agreements of Lessee arising hereunder shall be performable in the county wherein the Premises are located.  Any suit arising from or relating to this Lease shall be brought in the county wherein the Premises are located, provided, however, that to the extent any suit arises pursuant to the terms and provisions of the Asset Purchase Agreement and the Tennessee Plant Escrow Agreement, the terms and provisions of the Asset Purchase Agreement governing the jurisdiction wherein any such suit arises shall govern and control.

40.          GUARANTY OF LEASE:

Transportation Technologies, Inc., the parent company of Lessee (“Guarantor”) hereby unconditionally and irrevocably, guarantees to Lessor;

(i)                                     the payment in full of all amounts due under the Lease including, without limitation, Base Rent, additional rent, if any, and amounts due thereunder up to the Surrender Date (as hereinafter defined), The “Surrender Date” shall mean the date that Lessee shall have:

(a)                                  vacated and surrendered the Premises to Lessor free and clear of (x) all unpermitted liens and encumbrances and (y) all subleases, licenses, tenancies or claims of right therein and in broom clean condition, and Lessee has so notified Lessor in writing; and

(b)                                 delivered keys to the Premises to Lessor together with any alarm, access codes, etc.  to the Premises.

(ii)                                  the payment of all reasonable costs and expenses incurred by Lessor in connection with the enforcement of any of the provisions of this Guarantee or the Lease to the Surrender Date, or the attempted collection of any amounts due hereunder or thereunder.  If Lessee shall fail duly and punctually to pay any such amount, Guarantor shall forthwith pay or perform or observe the same on demand.

(Signature page follows)

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year first above written.

LESSOR:		LESSEE:

INDUSTRIAL REALTY PARTNERS, LLC, a Tennessee limited liability company		IMPERIAL GROUP, L.P., a Delaware limited partnership
		By:	Imperial Group Holding Corp.-l, a Delaware corporation and its general partner
By:	/s/ Joe A. Hicks

Title:	Chief Manager	By:	/s/ Kenneth M. Tallering
Kenneth M. Tallering

		Its:	Vice President

JOINDER

Guarantor:

Transportation Technologies, Inc.

By:	/s/ Andrew M. Weller
Andrew Weller

Title:	President

Guarantor joins in the execution of the above-referenced Lease solely for the purposes set forth in Section 40 thereof.

FIRST AMENDMENT

TO

AMENDED AND RESTATED

BUILD TO SUIT

INDUSTRIAL LEASE AGREEMENT

THIS FIRST AMENDMENT to the AMENDED AND RESTATED BUILD TO SUIT INDUSTRIAL LEASE AGREEMENT (the “Lease”) dated as of March l7th, 2000 is made as of the 22nd day of June, 2000, between INDUSTRIAL REALTY PARTNERS, LLC, a Tennessee limited liability company (the “Lessor”), as Lessor, and IMPERIAL GROUP, L.P., a Delaware limited partnership (the “Lessee”), as lessee.

WHEREAS, Lessor, in consideration of the additional Base Rent to be paid by Lessee as set forth herein, has agreed to pay for Change Orders and other improvements related to Lessor’s Improvements which exceed $5,000,000 but not in excess of a total cost to the Lessor of $6,000,000 for the aggregate cost of the Land and construction of the Lessor’s Improvements (exclusive of the Relocation Costs to be paid by Lessor as set forth in Paragraph 6(E) of the Lease); and

WHEREAS, LESSEE, in consideration of the additional costs paid by Lessor for such Change Orders and improvements, has agreed to increase the Base Rent as set forth herein;

NOW, THEREFORE, for and in consideration of Ten and no/00 Dollars, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

The recitations set forth above are incorporated herein as if set forth herein verbatim.

1.                                       Paragraph 5(A) of the Lease entitled “Base Rent” is amended by adding a new subparagraph (v) as follows:

(v) In the event the Lessor pays an amount in excess of $5,000,000 for the aggregate costs of the Land and the cost of Lessor’s Improvements (the “Applicable Costs”), then the applicable Rental Rate set forth in each of the preceding subparagraphs of this Paragraph 5(A) shall be increased by multiplying each such applicable Rental Rate by a fraction, the numerator of which shall be the amount paid by the Lesser in excess of $5,000,000 and the denominator of which shall be $5,000,000.  For example, in the event Lessor pays $6,000,000, then the applicable Rental Rates will be increased as follows:

(a)                                  For the first year or the Initial Term, $2.25 multiplied by $1,000,000/$5,000,000 or 20%.  The applicable Rental Rate would be increased by $.45 or a total of $2.70.

Lessor and Lessee acknowledge and agree that Lessor has paid Applicable Costs up to and including Draw 11 from Dooley & Mack, of $4,771,231.87.  Upon presentation to Lessee of proof of payment of additional Applicable Costs in excess of $5,000,000, then the applicable Rental Rate shall be increased in accordance with this subparagraph and such increase shall be effective for the 1st day of the month following the month in which such costs are paid and proof of payment submitted to the Lessee.

2.             The Lease, as amended by this Amendment, shall remain in full force and effect as Originally executed and delivered by the parties herein, except as expressly modified and amended herein.  The parties hereto hereby confirm and reaffirm all of their obligations under the Lease, as modified and amended by this Amendment.

3.             In the event any provision of this Amendment shall be held invalid or unenforceable by any court or competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

4.             This Amendment may be executed in any number of counterparts with the same effect as if all of the parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

LESSOR:		LESSEE:

INDUSTRIAL REALTY PARTNERS, LLC, a Tennessee limited liability company		IMPERIAL GROUP, L.P., a Delaware limited partnership
		By:	Imperial Group Holding Corp.-l, a Delaware corporation and its general partner
By:	/s/ Joe A. Hicks

Title:	Chief Manager	By:	/s/ Andrew M. Weller

		Its:	President

Guarantor:

Transportation Technologies Industries, Inc.

By:	/s/ Andrew M. Weller

Title:	Executive Vice President and CFO

Guarantor joins in the execution of this Amendment of the above-referenced Lease solely for the purposes set forth in Section 40 of the Lease.

SECOND AMENDMENT

TO

AMENDED AND RESTATED

BUILD TO SUIT

INDUSTRIAL LEASE AGREEMENT

THIS SECOND AMENDMENT to the AMENDED AND RESTATED BUILD TO SUIT INDUSTRIAL LEASE AGREEMENT (the “Lease”) dated as of March 17th, 2000 is made as of the 1st day of August, 2000, between INDUSTRIAL REALTY PARTNERS, LLC, a Tennessee limited liability company (the “Lessor”), as Lessor, and IMPERIAL GROUP, L.P., a Delaware limited partnership (the “Lessee”), as lessee.

WHEREAS, Lessor and Lessee have agreed upon: (1) the Rentable Square Feet of Lessor’s Improvements; (2) the amount of Applicable Costs paid by Lessor contemplated by the First Amendment to the Lease; and (3) the Base Rent;

NOW, THEREFORE, for and in consideration of Ten and no/l00 Dollars, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

The recitations set forth above are incorporated herein as if set forth herein verbatim.

1.                                       Paragraph 5(A) of the Lease entitled “Base Rent” is amended by deleting Paragraph 5(A) and inserting a new Paragraph 5(A) in its place and stead as follows:

5.             Rent

A.                                    Base Rent.  In consideration of leasing the Premises and construction of the Lessor’s Improvements, Lessee covenants to pay as and for base rent (the “Base Rent”), subject to adjustment as set forth below, an amount equal to the following:

(i)                                     For the period prior to June 1, 2000, zero Base Rent;

(ii)                                  For the month of June, 2000, the sum of $6,251.46;

(iii)                               For the month of July, 2000, the sum of $16,670.55;

(iv)                              For the month of August, 2000, the sum of $33,341.10;

(v)                                 Beginning September 1, 2000 and for each subsequent month of the first year of the Initial Term, monthly Base Rent of $50,011.65;

(vi)                              For the second year of the Initial Term, Base Rent equal to the sum of $666,822.00 in equal monthly installments of $55,568.50;

(vii)                           For each subsequent year of the Initial Term, subject to the adjustments set forth in Paragraph B of this Paragraph 5, Base Rent equal to the sum of $800,186.40 in equal monthly installments of $66,682.20;

All Base Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term hereof; except that Base Rent for any partial calendar month shall be prorated based on the number of days in such month.

2.                                       The parties further acknowledge and agree that the Commencement Date shall mean May 12, 2000.

3.                                       The Lease, as amended by this Amendment, shall remain in full force and effect as originally executed and delivered by the parties hereto, except as expressly modified and amended herein.  The parties hereto hereby confirm and reaffirm all of their obligations under the Lease, as modified and amended by this Amendment.

4.                                       In the event any provision of this Amendment shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

5.                                       This Amendment may be executed in any number of counterparts with the same effect as if all of the parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

LESSOR:		LESSEE:

INDUSTRIAL REALTY PARTNERS, LLC, a Tennessee limited liability company		IMPERIAL GROUP, L.P., a Delaware limited partnership
		By:	Imperial Group Holding Corp.-l, a Delaware corporation and its general partner
By:	/s/ Joe A. Hicks

Title:	Chief Manager	By:	/s/ Kenneth M. Tallering

		Its:	VP

Guarantor:

Transportation Technologies Industries, Inc.

By:	/s/ Andrew M. Weller

Title:	President & COO

Guarantor joins in the execution of this Amendment of the above-referenced Lease solely for the purposes set forth in Section 40 of the Lease.

IFCTN Rent

Use & Occupancy Certificate	5/12/00

First Month	0%

Second Month	25%

Third Month	50%

Fourth Month	100%

Rent Payable on 1st — prorated for days of occupancy

Sq Footage	222274

Rate/Sqft	$2.25	**

Annual Rent	$500,116.50

Monthly Rent	$41,676.38

		# of Days	Rent
May
First Month		18	$0.00

June	(due 6/1/00)
First Month		12	$0.00
Second Month (25%)		18	$6,25l.46
Total		30	$6,251.46

July	(due 7/1/00)
Second Month (25%)		12	$4,167.64
Third Month (50%)		18	$12,502.91
Total		30	$16,670.55

August	(due 8/1100)
Third Month (50%)		l2	$8,335.28
Fourth Month (100%)		18	$25,005.83
Total		30	$33,341.10

Revised Rent Based on Increased Costs

Base Costs	$5,000,000.00
Increased Costs	$1,000,000.00

Percentage Increase	20%

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	Base Rent	Increase	Revised Base Rent
Year 1	$2.25	20%	$2.70
Year 2	$2.50	20%	$3.00
Year 3	$3.00	20%	$3.60

Year 1 Base Rent-starting September 1, 2000
Sq. Footage	222274

Rate/Sqft	$2.70

Annual Rent	$600,139.80

Monthly Rent	$50,011.65
Year 2 Base Rent
Sq Footage	222274

Rate/Sqft	$3.00

Annual Rent	$666,822.00

Monthly Rent	$55,568.50
Year 3 Base Rent
Sq Footage	222274

Rate/Sqft	$3.60

Annual Rent	$800,186,40

Monthly Rent	$66,682.20

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THIRD AMENDMENT TO
AMENDED AND RESTATED
BUILD TO SUIT
INDUSTRIAL LEASE AGREEMENT

THIS THIRD AMENDMENT (the “Third Amendment”) is made and entered into as of the 31st day of August, 2000, by and between INDUSTRIAL REALTY PARTNERS, LLC, a Tennessee limited liability company (the “Lessor”) and IMPERIAL GROUP, L.P., a Delaware limited partnership (“Lessee”);

WHEREAS, Lessor and Lessee entered into that certain Amended and Restated Build to Suit Industrial Lease Agreement dated March 17, 2000 (the “Lease”); and

WHEREAS, Lessor and Lessee entered into that certain First Amendment to Amended and Restated Build to Suit Industrial Lease Agreement limited dated June 22, 2000 (the “First Amendment”); and

WHEREAS, Lessor and Lessee entered into that certain Second Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated August 1, 2000 (the “Second Amendment”); and

WHEREAS, Lessor and Lessee, in order to obtain financing from Aid Association for Lutherans (“AAL”), and for the benefit of AAL, have agreed to make certain modifications, and changes to the Lease, as amended by the First Amendment and Second Amendment.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in accordance with Paragraph 28 of the Lease, the parties hereby agree as follows:

1.             Ratification.  All of the terms, covenants, conditions and provisions of the Lease, as amended by the First Amendment and the Second Amendment, shall remain in full force and effect and except as expressly modified and set forth herein, are hereby ratified and affirmed.  All capitalized terms not defined herein shall have the same meaning as set forth in the Lease, the First Amendment or the Second Amendment, as applicable.

2.             Amendment of Paragraph 5B of Lease.  The Lease is hereby amended by deleting Paragraph 5B entitled “Adjustments to Base Rent” in its entirety, and inserting in its place and stead a new paragraph 5B as follows:

“B.   Adjustments to Base Rent.  On the first day of the sixth year of the Initial Term and on the 1st day of each subsequent year of the Initial Term, the Base Rent shall be adjusted by the lesser of (y) the cumulative increase or decrease from the Commencement Date to the Sixth (6th) Anniversary and each subsequent anniversary date, as applicable, of the Commencement Date, as relevant, in the Consumer Price Index for the City of New York, Urban Wage Earners and Clerical Workers, all items (1982-84 = 100) as published by the Bureau of Labor Statistics, United States Department of Labor, or any reasonably similar index to the extent the foregoing index at any time ceases to be published or readily available (the “CPI Change”); or (z) one hundred five percent (105%) of the prior year’s Base Rent.  Notwithstanding the foregoing, the Base Rent as adjusted by this Paragraph shall in no event be less than the Base Rent for the prior year.”

3.             Amendments to paragraphs 36 and 37.  The Lease is hereby amended by adding at the end of each of paragraph 36 and 37 the following:

“In the event Lessee purchases the Premises pursuant to this paragraph, Lessee shall be entitled at the closing of the purchase thereof to a credit against the purchase price in an amount equal to five (5%) percent of the gross purchase price (provided, however, that the terms and provisions of this paragraph are subject to the terms and provisions of that certain Specific Assignment, Subordination, Non-Disturbance and Attainment by and among Lessor, Lessee and Aid Association for Lutherans.”

4.             Amendment of Paragraph 40 of Lease.  The Lease is hereby amended by deleting Paragraph 40 in its entirety, and inserting in its place and stead the following:

“40.  Guaranty of Lease.

Transportation Technologies Industries, Inc., the parent company of Lessee, has guaranteed the Lease in accordance with the provisions of the Guaranty of Lease which is attached as Exhibit “B”.”

5.             Amendment of Paragraph 1 of the Second Amendment.  The Second Amendment is hereby amended by inserting, after the words “Paragraph B of this Paragraph 5”, located in the second line of subparagraph (vii) of Paragraph 5.A., entitled “Base Rent,” the following:

“as amended by the Third Amendment”.

6.             Governing Law.  This Third Amendment shall be governed by and construed in accordance `with the laws of the State of Tennessee.

7.             Counterparts.  This Third Amendment may be executed in any number of counterparts, which counterparts, when considered together, shall constitute a single, binding, valid and enforceable agreement.

8.             No Default.  Lessor and Lessee hereby represent and warrant that, as of the date hereof, neither Lessor nor Lessee is in default under the terms and conditions of the Lease, the First Amendment or the Second Amendment, and no event has occurred which with the giving of notice or passage of time would constitute such a default.  Furthermore, as of the date hereof, neither Lessor nor Lessee have any claims, demands, causes of action, defenses, setoffs or counterclaims against the other arising out of the Lease, the First Amendment or the Second Amendment, nor in any way relating thereto, or arising out of any other transaction between Lessor and Lessee.

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9.             Severability.   In the event any provision of this Third Amendment shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

LESSEE:		LESSOR:

IMPERIAL GROUP, L.P., a Delaware limited partnership		INDUSTRIAL REALTY PARTNERS, LLC, a Tennessee limited liability company

By:	Imperial Group Holding Corp.-l, a Delaware corporation and its general partner
		By:	/s/ Joe A. Hicks
		Title:	Chief Manager
By:	/s/ Kenneth Tallering
Name:	Kenneth Tallering
Title	V.P. of Imperial Group Holding Corp.-1, a
Delaware Corp. and its General Partner.

GUARANTOR:

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC., a Delaware corporation

By:	/s/ Kenneth Tallering
Name:	Kenneth Tallering
Title:	Vice President

Guarantor joins in the execution of this Third Amendment to the Lease solely for the purposes set forth in Paragraph 40 of the Lease, as amended by this Third Amendment.

GUARANTY OF LEASE

THIS Guaranty of Leases (this “Guaranty”) is made as of the 31st day of August, 2000, by Transportation Technologies Industries, Inc. (“Guarantor”), in favor of Industrial Realty Partners, LLC, a Tennessee limited liability company (“Landlord”).

RECITALS

A.                                   Landlord and Imperial Group, L.P., a Delaware limited partnership (“Tenant”) entered into a certain Amended and Restated Build to Suit Industrial Lease Agreement dated March 17, 2000 amended by First Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated June 22, 2000 and Second Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated August 1, 2000 and Third Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated August 31, 2000 (the “Lease”) with respect to premises situated and known as 160 Kirby Road, Portland, Tennessee 37148 (the “Leased Space”).

AGREEMENT

NOW, THEREFORE, Guarantor, intending to be legally bound and in consideration of the execution and delivery of the Lease by Landlord and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, hereby irrevocably, unconditionally and absolutely becomes guarantor of the prompt and faithful performance by Tenant of all of the terms, covenants, conditions, agreements and provisions to be kept, observed and performed by Tenant under the Lease, including without limitation, the payment by Tenant of the minimum and additional rent and any and all other sum or sums to become due thereunder (collectively, the “Rent”), and hereby further agrees as follows:

1.                                       Guarantor agrees that (a) this obligation shall be binding upon Guarantor without any further notice or acceptance hereof; (b) immediately upon receipt of notice by Guarantor of the occurrence of a Default (as such term is defined in the Lease), Guarantor will pay to Landlord the Rent and will keep, observe and perform all the terms, covenants, conditions, agreements and provisions of the Lease which are to be kept, observed and performed by Tenant under the Lease; (c) no extension, forbearance or leniency extended by Landlord to Tenant shall discharge Guarantor and Guarantor agrees that it will remain liable hereunder at all times; (d) Landlord and Tenant may at any time or times enter into such modifications, extensions, amendments or other covenants respecting the Lease, and Guarantor shall not be released thereby and Guarantor shall then continue as guarantor with respect to the Lease as so modified, extended, amended or otherwise affected, provided Guarantor has consented to any and all such modifications, extensions or amendments; (e) neither Guarantor’s obligation to make payment in accordance with the provisions of this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release of limitation of the liability of Tenant or its estate in bankruptcy arising from the operation of any present or future provision of the Federal Bankruptcy Code or any other law of the United States or of any state relating to bankruptcy, insolvency, reorganization, readjustment, receivership or similar proceeding of any nature whatsoever, or the disaffirmance of the Lease in any such proceedings or otherwise; and (f) Guarantor shall continue as guarantor with respect to the Lease upon any assignment and/or subletting by Tenant of any or all of Tenant’s interests in, to and under the Lease or the Leased Space, whether or not Guarantor has received notice of or consent to any and all such assignments and/or sublettings.

2.                                       Guarantor further agrees to be bound by each and every term, covenant, condition, agreement and provision of the Lease, with the same force and effect as if it were designated in and had executed the Lease as tenant thereunder.  Guarantor hereby acknowledges receipt and acceptance of a copy of the Lease.

3.                                       This as an agreement of both guaranty and suretyship and the liability of Guarantor shall be direct and may be enforced without Landlord’s being required to resort to any other right, remedy or security, or to proceed against any other party.  Landlord may proceed against Tenant, Guarantor or other parties in such order as Landlord may elect without waiving its right to proceed singly, successively or cumulatively against Guarantor or any other party.

4.                                       Guarantor may, at Landlord’s option, be joined in any action or proceeding commenced by Landlord against Tenant, in connection with and based upon any terms, covenants, conditions, agreements or provisions of the Lease.  Guarantor waives any action by Landlord of any nature whatsoever against Tenant, including without limitation, any right which Guarantor might otherwise have, under any statute or rule of law, to require Landlord to take any action against Tenant prior to proceeding against Guarantor hereunder.

5.                                       Guarantor hereby acknowledges that the rights, benefits and privileges hereunder shall inure to the benefit of each and every assignee of Landlord and of Landlord’s interest in, to and under the Lease, and that Guarantor shall continue to be bound hereunder upon such assignment without further documentation provided, however, Guarantor shall receive notice of such assignment.

6.                                       All notices hereunder shall be given in accordance with the Notice provision of the Lease.

7.                                       This Guaranty shall be binding upon Guarantor, and its successors and assigns and shall inure to the benefit of Landlord and its successors and assigns.

8.                                       This Guaranty shall be construed, interpreted and governed under the laws of the state where the Leased Space is located.

9.                                       If Landlord brings any action to enforce its rights under the Lease or this Guaranty and is the prevailing party in such action, Guarantor shall pay to Landlord, all attorney’s fees, expenses and court costs actually incurred.  If Tenant or Guarantor is the prevailing party in such action, Landlord shall pay to Guarantor all attorney’s fees, expenses and court costs actually incurred.

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IN WITNESS WHEREOF, Guarantor has caused the Guaranty Agreement to be duly executed, under seal, as of the day and year first above written.

GUARANTOR:

Transportation Technologies Industries, Inc.

By:	/s/ Kenneth Tallering
Name: Kenneth Tallering
Title: